EXHIBIT 99.1

NEWS RELEASE

Contact:    Kathy Liebmann                (734) 241-2438                                      kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS SECOND-QUARTER PROFIT

MONROE, MI.   November 17, 2009—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal second quarter ended October 24, 2009.

Fiscal 2010 second-quarter highlights:

•	Net income was $0.11 per share, including a $0.01 per-share restructuring charge, versus a loss in last year’s second quarter of $1.05 per share, which included a $0.04 per-share restructuring charge;
•	Sales for the second quarter declined 9.4%, reflecting ongoing difficult macroeconomic conditions;
•	The upholstery segment posted a 10.9% operating margin on a 6% decline in sales;
•	The retail segment’s performance continued to improve, with the operating loss reduced by 49%, or $5.1 million, on a 3.7% sales decline;
•	The company generated $22.2 million in cash from operating activities and increased cash on its balance sheet to $59.0 million.

Net sales for the second quarter were $300.7 million, down 9.4% compared with the prior year’s second quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $5.9 million, or $0.11 per share, compared with a loss of $53.7 million, or a loss of $1.05 per share in the fiscal 2009 second quarter.  The 2010 second-quarter results include a $0.01 per share restructuring charge, primarily related to the consolidation of the company’s casegoods facilities and the previously announced store closures within the company’s retail segment.  La-Z-Boy Incorporated’s fiscal 2009 second-quarter results included a non-cash $0.74 per-share charge for a valuation allowance against the company’s deferred tax assets and a $0.04 per-share restructuring charge, primarily related to the closure of the company’s Tremonton, Utah and United Kingdom operations.

Kurt L. Darrow, President and Chief Executive Officer of La-Z-Boy, said, “In what continues to be a difficult macroeconomic environment, La-Z-Boy has reported three consecutive quarters of profitability.  These results demonstrate the effectiveness of strategic initiatives implemented over the past several years, which have improved the efficiencies of our operations, coupled with the decisive changes made to our cost structure last fall when volumes dropped precipitously.  Today, La-Z-Boy Incorporated is operating from a more competitive platform and, over the next 12 to 18 months, our operations will be further strengthened by previously announced projects under way.  Additionally, we are encouraged that despite lower volumes, our retail segment continues to make progress and has significantly reduced year-over-year losses for each of the last four quarters.”

Darrow continued, “We also strengthened our balance sheet this quarter.  During the period, we generated $22.2 million in cash from operating activities and increased our cash position by over $20 million to $59.0 million.  Our cash position is $10 million higher than our total debt outstanding.  At the same time during the quarter,  the availability on our revolving line of credit increased to $87 million from $70.5 million at the end of the fiscal 2010 first quarter. Given the prevailing cautious consumer sentiment existing in today’s macroeconomic environment, our entire team is working to drive sales and grow the top line of our company.  With the strength of our brand and balance sheet, a network of branded outlets that numbers almost 800 between La-Z-Boy Furniture Galleries® stores and ComfortStudios®, and a domestic manufacturing footprint that gives us a speed-to-market advantage for delivering custom-ordered furniture, we believe La-Z-Boy is well positioned to emerge from this period as a stronger player in what will be a very different industry landscape.”

Wholesale Segments

For the fiscal 2010 second quarter, sales in the company’s upholstery segment decreased 6.1% to $232.8 million compared with $247.9 million in the prior year’s second quarter.  On the $15.1 million decline in sales, the segment’s operating margin increased to 10.9% from 3.4% in the prior year’s quarter.  In the casegoods segment, sales for the fiscal second quarter were $37.3 million, down 23.0% from $48.5 million in the fiscal 2009 second quarter.  The segment operated at a break-even level versus a 1.6% operating margin in last year’s second quarter.

Darrow commented, “Despite a 6% sales decline versus a year ago, our upholstery group posted a 10.9% operating margin, which was three times our run rate compared with last year’s second quarter.  This is a testament to the significant changes made to our cost structure across all upholstery operations.  The majority of the contribution stems from the La-Z-Boy branded facilities which continue to generate efficiencies through cellular production.  Going forward, as we complete the transition of our cutting-and-sewing operations from our domestic La-Z-Boy branded facilities to our new facility in Mexico, we expect to further improve the efficiencies of our upholstery operation.  With over 840 people working at the facility in Mexico, the transition is going smoothly.  As we initially stated, once fully operational, we expect our move to Mexico will save us $20 million on an annual basis.  We will begin to realize some of these savings in the fourth quarter of fiscal 2010 with the remainder flowing through to our results over the first nine months of fiscal 2011.”

System-wide, for the second quarter of fiscal 2010, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 0.6%.  Total written sales, which include new and closed stores, were down 7.5%.  At the end of the second quarter, 311 stand-alone stores comprised the La-Z-Boy Furniture Galleries® system.

Darrow said, “In the casegoods segment, we completed the consolidation of the production transfer to our Hudson, NC facility after closing our North Wilkesboro, NC plant last quarter.  The transition to Hudson went smoothly and without service delays to our customers.  The North Wilkesboro facility will be converted to a finished-goods warehouse when we vacate a leased warehouse operation in Statesville, NC in the first half of calendar 2010.   These changes, once fully completed, are expected to result in annual cost savings of approximately $5 to $6 million, based on current volume.  We expect to realize over one third of the annual savings in the second half of this fiscal year.  The operating margin in the casegoods segment was negatively impacted during the quarter by the significant reduction of volume in the segment.  As we have said in the past, higher ticket categories, including bedroom and dining room, tend to be more challenged at retail in an environment where consumers are delaying significant discretionary purchases.

“In our youth business, we had a very successful introduction at the October High Point Furniture Market of a new line of furniture licensed with Nickelodeon.  It was very well received by dealers and, based on feedback and written orders, we believe the line has great potential.”

Retail

For the quarter, retail sales were $38.0 million, down 3.7% compared with the prior-year period.  The retail group posted an operating loss of $5.3 million for the quarter, and its operating margin was (13.9%).  Darrow stated, “Our retail group continues to make changes throughout its business which enabled it to decrease its operating loss by $5.1 million in the face of a sales decline.  While we are pleased with the progress made over the course of the past year, our team is focused on driving traffic into the stores, building stronger relationships with the customer through various follow-up programs, improving its close ratio and increasing the average ticket to increase volume levels, which has been our biggest challenge over the past year.”

Balance Sheet

La-Z-Boy’s debt-to-capitalization ratio was 13.2% compared with 23.4% a year ago and 13.5% at the end of the fiscal 2010 first quarter.  During the quarter, the company generated $22.2 million of cash from operations, including a $13 million tax refund, increased its cash position and maintained a very low debt level. The availability under La-Z-Boy’s revolving line of credit increased by $16.5 million to $87.0 million.

Business Outlook

Darrow stated, “Although the magnitude of volume declines is not as great as we experienced over the last several quarters, we remain concerned about the overall macroeconomic environment and it is too early to predict a recovery for our industry.  We will continue to look for ways to drive sales and operate our business in the most efficient manner possible while continuing to make whatever changes are necessary to our business model.  We will also maintain a clear focus on our balance sheet to ensure our company has the greatest operating flexibility in the challenging environment.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, November 18, 2009, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: (a) changes in consumer confidence and demographics; (b) continued economic recession and fluctuations in our stock price; (c) changes in the real estate and credit markets and the potential impacts on our customers and suppliers; (d) the impact of terrorism or war; (e) continued energy and other commodity price changes; (f) the impact of logistics on imports; (g) the impact of interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions including changes in operating conditions, product recalls or costs;  (i) effects of restructuring actions; (j) changes in the domestic or international regulatory environment; (k) the impact of adopting new accounting principles; (l) the impact from natural events such as hurricanes, earthquakes and tornadoes; (m) the ability to procure fabric rolls and leather hides or cut and sewn fabric and leather sets domestically or abroad; (n) those matters discussed in Item 1A of our fiscal 2009 Annual Report and factors relating to acquisitions and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/InvestorRelations/sec_filings.aspx.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 311 stand-alone La-Z-Boy Furniture Galleries® stores and 487 independent ComfortStudios®, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.